CERTIFICATE OF INCORPORATION
                                       OF
                            XENOGEN TECHNOLOGY, INC.
                            (a Delaware corporation)

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      The  undersigned,  in order to form a corporation  pursuant to the General
Corporation Law of the State of Delaware, does hereby certify as follows:

            FIRST:      The name of the corporation is Xenogen Technology, Inc.

            SECOND: The address of the registered office of the corporation in the state of Delaware is the Prentice-Hall Corporation System, Inc., 32 Loockerman Square, Suite L-100, in the City of Dover, County of Kent 19901. The name of its registered agent at the address is The Prentice-Hall Corporation System, Inc.

            THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporation may be organized under the General Corporation Law of the State of Delaware.

            FOURTH: The total number of shares of all classes which the corporation is authorized to have outstanding is Twenty One Million (21,000,000) shares of which stock Twenty Million (20,000,000) shares in the par value of $.001 each, amounting in the aggregate to Twenty Thousand Dollars ($20,000) shall be common stock and of which One Million (1,000,000) shares in the par value of $.001 each, amounting in the aggregate to One Thousand Dollars ($1,000) shall be preferred stock. The holders of preferred stock shall have such rights, preferences, and privileges as may be determined, prior to the issuance of such shares, by the board of directors.

            FIFTH: Election of directors at an annual or special meeting of stockholders need not be by written ballot unless the bylaws of the corporation shall otherwise provide. The number of directors of the corporation which shall constitute the whole board of directors shall be such as from time to time shall be fixed by or in the manner provided in the bylaws.

            SIXTH: In furtherance and not limitation of the powers conferred by statute, the board of directors is expressly authorized to make, repeal, alter, amend and rescind the bylaws of the corporation.

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            SEVENTH:    A director of the  corporation  shall not be  personally
                        liable for monetary damages to the corporation or its stockholders for breach of any fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the
                        Delaware  General   Corporation  Law  of  (iv)  for  any
                        transaction from which the director derives and improper personal benefit.

            EIGHTH: A director or officer of the corporation shall not be disqualified by his or her office from dealing or contracting with the corporation as a vendor, purchaser, employee, agent or otherwise. No transaction, contract or act of the corporation shall be void or voidable or in any way affected or invalidated by reason of the fact that any director or officer of the corporation is a member of any firm, a stockholder, director or officer of any corporation or trustee or beneficiary of any trust that is in any way interested in such transaction, contract or act. No director or officer shall be accountable or responsible to the corporation for or in respect to any transaction, contract or act of the corporation or for any gain or profit directly or indirectly realized by him or her by reason of the fact that he or she or any firm in which he or she is a member or any corporation of which he or she is stockholder, director, or officer, or any trust of which he or she is a trustee, or beneficiary, is interested in such transaction, contract or act provided the fact that such director or officer or such firm, corporation, trustee or beneficiary of such trust, is so interested shall have been disclosed or shall have been known to the members of the board of directors which shall be present at any meeting at which action upon such contract, transaction or act shall have been taken. Any director may be counted in determining the existence of a quorum at any meeting of the board of directors as shall authorize or take action in respect to any such contract, transaction or act, and may vote thereat to authorize, ratify or approve any such contract, transaction or act, and any officer of the corporation may take any action within the scope of his or her authority, respecting such contract, transaction or act with like force and effect as if he or she or any firm of which her or she is a member, or any corporation of which her or she is a stockholder, director or officer, or any trust of which he or she is a trustee or beneficiary, were not interested in such transaction, contract or act. Without limiting or qualifying the foregoing, if in any judicial or other inquiry, suit, cause or proceeding, the question of whether a director or officer of the corporation has acted in good faith is material, and notwithstanding any statute or rule of law or equity to the contrary (if any there be) his or her good faith shall be presumed in the absence of proof to the contrary by clear and convincing evidence.

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            NINTH:      Whenever a compromise or arrangement is proposed between
                        the corporation and its creditors or any class of them and/or between the corporation and its stockholders or any class of them, any court or equitable jurisdiction within the State of Delaware may, on the application in a summary way of the corporation or of any creditor or
                        stockholder   thereof  or  on  the  application  of  any
                        receiver or receivers appointed for the corporation under the provisions of sectoin 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the corporation under the provisions of section 279 of Title 8 of the Delaware Code, order a meeting of the
                        creditors   or  class  of   creditors,   and/or  of  the
                        stockholders   or   class   of   stockholders   of   the
                        corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in
                        number  representing   three-fourths  in  value  of  the
                        creditors   or  class  of   creditors,   and/or  of  the
                        stockholders   or   class   of   stockholders   of   the
                        corporation, as the case may be, agree to any compromise
                        or  arrangement  and  to  any   reorganization  of  this
                        corporation  as   consequence  of  such   compromise  or
                        arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the corporation, as the case may be, and also on the corporation.

            TENTH: The corporation reserves the right to amend and repeal any provision contained in this certificate of Incorporation in the manner prescribed by the laws of the State of Delaware. All rights herein conferred are granted subject to this reservation.

            ELEVENTH:   The  incorporator  is Jehu Hand whose mailing address is
                        29691 Monarch Drive, San Juan Capistrano 92672.

      I, the undersigned, being the incorporator, for the purpose of forming a corporation under the laws of the State of Delaware do make, file and record this Certificate of Incorporation, do certify that the facts herein stated are true, and, accordingly, have hereunto set my hand this 3rd day of March 1992.


                                            /s/ Jehu Hand
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                                            Jehu Hand
                                            Incorporator